Exhibit 99.1

Press Release	Source: BBM Holdings

BBM announces new strategic direction; Dr. S. Z. Hirschman will be joining to lead acquisition team; BBM acquires rights to new unique compounds; BBM plans to change name to Ohr Pharmaceuticals

New York, NY, November 12, 2008--(BUSINESS WIRE)--BBM Holdings (BBMO.OB) announced today that Dr. S.Z. Hirschman has agreed to act as a consultant, on a part-time basis, to help lead the company in a creative new direction. In addition the Company announced the acquisition of a new technology with several pre-clinical compounds.

BBM is pursuing a new acquisition strategy to create a large rollup of small biotechnology companies.  BBM currently is in discussions concerning potential mergers with several undervalued biotechnology companies, in attempt to increase their shareholders' value.  As stand alone companies, small biotechnology companies often are "one trick ponies" with only a single lead product and are viewed as very risky investments.  A rollup of biotech companies will have a larger pipeline of drug candidates at all levels of clinical development carrying considerably less risk. The rollup also will create a large amount of shared costs savings in accounting and regulatory compliance.

Dr. Hirschman will use his over 40 years of experience in the medical and biotechnology fields to lead acquisitions, make introductions, perform scientific due diligence, and assist in trial designs. “This is a most opportune time to pursue this new path charted by BBM. The current investment market difficulties allow the selection of companies with the most promising products for acquisition, development and out-licensing from the pool of companies that constitute the still fledgling biotechnology industry. BBM has embarked on a most intriguing project,” commented Dr. Hirschman.

Dr. Shalom Z. Hirschman has had a long career as an academic physician, research scientist, educator, and, most recently, biotechnology entrepreneur and consultant. Dr. Hirschman served as intern and resident in medicine at The Massachusetts General Hospital of the Harvard Medical School from 1961-1963. He then spent the years of 1963-1969 conducting research in molecular biology at the National Institutes of Health in Bethesda, Md. He joined the faculty of The Mount Sinai School of Medicine in 1968 where he was appointed as Director of the Division of Infectious Diseases and Professor of Medicine. For several years Dr. Hirschman also served as vice-chairman of the Department of Medicine. He retired from Mt. Sinai in 1997and since has served as consultant to educational institutions, biotechnology companies and biotechnology investment funds. Dr. Hirschman will receive warrants to purchase common stock of the Company and a nominal salary until the Company’s business program is launched.

As a first step in its new strategy BBM has acquired from Dr.Hirschman several pre-clinical compounds. Dr. Hirschman has discovered a new technology that allows the creation of new immunomodulatory compounds with sundry therapeutic potentials, especially for treating autoimmune diseases and lymphatic cancers. The new technology affords the inexpensive design and production of series of potential drugs. As part of the acquisition terms, BBM will have a period of 60 days to complete further due diligence and decide to conclude the acquisition. Upon completion of the acquisition, BBM plans to change its name to Ohr Pharmaceuticals Inc.

Andrew Limpert, interim CEO of BBM indicated that "We are really excited to be pursuing this new and exciting direction, and we are delighted and honored to have someone of Dr. Hirschman’s caliber, experience and extensive industry contacts lead the team. We are presented with an unusual opportunity to create substantial shareholder value by taking advantage of the current deep undervaluation of small biotech companies in order to create a single company that will have the extensive pipeline and resources to attract meaningful institutional investment interest.”

About BBM Holdings:

BBM Holdings (OTCBB:BBMO.OB - News) has been exploring acquisition possibilities. It was formerly a telecommunications engineering and service company.

This press release contains statements that constitute "forward-looking statements" as that term is defined in the Securities Reform Act of 1995 (the "Reform Act"). Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements. Factors that may cause or contribute to such differences include, among other things, failure of our acquisition program, inability to obtain additional financing required to achieve our business goals, our technology becoming obsolete, changes in business conditions and the economy and other risk factors identified in the Company's Form 10-KSB and subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this press release.

Contact:
For BBM Holdings
Andrew Limpert
(801) 433-2000